SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
____________________

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 3, 2008

Amazon Goldsands Ltd.
(Exact name of registrant as specified in its charter)

Nevada	000-51203	98-0425310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 S. Virginia, 8th Floor, Reno, Nevada, USA	89501
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (775) 398-3005

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 3, 2008, the board of directors appointed John Keenan (Age: 60) to act as Vice President of Exploration and hold this position until removed by the board of directors.

Mr. Keenan has approximately 39 years experience working as a geologist.  Mr. Keenan obtained a Bachelor of Science degree in Geology from the University of London in 1969 and a Master of Science in Mineral exploration from the Imperial College Royal School of Mines in London in 1971.  Since May 2008, Mr. Keenan has also served as the Papua New Guinea representative for Tasman Goldfields Ltd. and is responsible for directing its exploration activities.  Since February 2006, Mr. Keenan has served as an Exploration Manager for Buffalo Gold Ltd. in Papua New Guinea and is responsible for supervising and directing exploration activities.  From August 2003 to January 2006, Mr. Keenan served as a contract geologist for Triumph Gold Corporation where his responsibilities included directing exploration programs for properties located in Venezuela.  Between August 2003 and July 2004, Mr. Keenan worked as an independent geological and geotechnical consultant for various gold exploration projects in South America and geotechnical investigations in the Caribbean islands.

There are no family relationships between Mr. Keenan and any other of our directors or executive officers.

Mr. Keenan has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years.  At this time, we do not have any employment agreement with Mr. Keenan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 3, 2008

Amazon Goldsands Ltd.

By:	/s/ Hector Ponte
Name:	Hector Ponte
Title:	Chief Executive Officer & Director